Exhibit (d)(9)

Nathaniel S. Turner V

c/o Allen & Company LLC

711 5th Avenue

New York, NY 10022

November 30, 2020

CPV Investments VI, LLC

c/o Cohen Private Ventures

55 Hudson Yards

New York, NY 10001

Re: Back-to-Back Commitment Letter

Ladies and Gentlemen:

Reference is made to (a) that certain Agreement and Plan of Merger (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Cards Parent LP, a Delaware limited partnership (“Parent”), Cards Acquisition Inc., a Delaware corporation and Wholly Owned Subsidiary of Parent (“Merger Sub”), and Collectors Universe, Inc., a Delaware corporation (the “Company”), (b) that certain Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”), by and between CPV Investments VI, LLC, a Delaware limited liability company (the “Direct Committing Party”), and Parent, pursuant to which the Direct Committing Party is committing to contribute to Parent, in connection with the consummation of the Transactions, by purchasing or causing the purchase, directly or indirectly through one or more intermediate entities, of equity securities of Parent, an aggregate amount set forth therein (the “Equity Commitment”) and (c) that certain limited guarantee, dated as of the date hereof (the “Limited Guarantee”), in favor of the Company, pursuant to which the Direct Committing Party is guaranteeing to the Company the full and prompt payment, if and when due, of 27.4% of (i) the Parent Termination Fee, (ii) any Enforcement Costs and (iii) any Reimbursement Obligations (the “Guaranteed Obligations”). Unless the context otherwise requires or otherwise specified herein, capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement.

This letter agreement sets forth certain commitments of Nathaniel S. Turner V (the “Indirect Committing Party”, and together with the Direct Committing Party, the “Committing Parties”) to the Direct Committing Party.

1. Funding Commitments.

(a) The Indirect Committing Party hereby agrees that, subject to the terms and conditions contained herein, the Indirect Committing Party hereby commits to contribute, directly or indirectly, to Parent an aggregate of $25,000,000 (the “Indirect Contribution Amount”), which contribution shall reduce the actual amount required to be contributed by the Direct Committing Party, directly or indirectly, to Parent on a dollar-for-dollar basis and will be used to pay, or cause to be paid, in connection with the consummation of the Transactions all amounts to be paid by Parent in connection with the consummation of the Transactions pursuant to and in accordance with the Merger Agreement and to pay any such additional amounts required to pay any fees and expenses of Parent required to be paid in connection with the consummation of the Transactions. In exchange for the Indirect Contribution Amount, the Indirect Committing Party shall receive, in connection with the consummation of the Transactions, equity interests of Parent of the same class and at the same price as those received by the Direct Committing Party. In connection with the consummation of the Transactions, all or a portion of the Shares beneficially owned by the Indirect Committing Party shall be contributed by the Indirect Committing Party, directly or indirectly, to Parent (or an Affiliate thereof) in exchange for equity interests of Parent (or an Affiliate thereof) of the same class and at the same price as those received by the Direct Committing Party and shall count towards the Indirect Contribution Amount (the “Rollover”) and (i) the number of Shares the Indirect Committing Party elects to be so contributed (“Rollover Shares”) shall be treated as “rollover stock” within the meaning of Section 251(h) of the DGCL and, in turn, shall be treated as Excluded Shares in accordance with the Merger Agreement, and (ii) an amount equal to the product of the number of Rollover Shares multiplied by the Per Share Merger Consideration (such amount, the “Rollover Amount”) shall reduce the Indirect Committing Party’s obligations to contribute the Indirect Contribution Amount to Parent hereunder. For the avoidance of doubt, the Indirect Committing Party shall make up any shortfall in the Indirect Contribution Amount that is not covered by the Rollover Amount.

(b) Subject to the Interim Investors’ Agreement, by and among Parent, Cards Parent GP LLC, a Delaware limited liability company and the general partner of Parent, Cards Holding Inc., a Delaware corporation and a Wholly Owned Subsidiary of Parent, Merger Sub, the Direct Committing Party, the Indirect Committing Party and each of the other Investors (as defined therein) (the “Investors’ Agreement”), in the event that (i) the Merger Agreement has been terminated and (ii) the Direct Committing Party becomes obligated to pay all or any portion of the Guaranteed Obligations, then the Indirect Committing Party hereby commits to pay an aggregate amount equal to 12.5% of the Guaranteed Obligations that the Direct Committing Party becomes obligated to pay, directly or indirectly, under the Merger Agreement and/or the Limited Guarantee (the “Damages Contribution Amount”), which amount shall reduce the actual amount required to be paid by the Direct Committing Party thereunder, directly or indirectly, on a dollar-for-dollar basis.

(c) For the avoidance of doubt, in no event shall the Indirect Committing Party be required to make any payment under both clause (a) and clause (b) of this Section 1.

2. Conditions. There are no conditions (a) to the Indirect Committing Party’s obligation to fund the Indirect Contribution Amount other than notice from the Direct Committing Party that the Indirect Contribution Amount is due in accordance with Section 3 or (b) to the use of the Indirect Contribution Amount by the Direct Committing Party and/or Parent in accordance with Section 1(a). For the avoidance of doubt, the Indirect Committing Party’s funding obligation under Section 1(b) shall not be subject to the foregoing conditions.

3. Funding. The Indirect Committing Party shall be obligated to fund the entire Indirect Contribution Amount on such date as is directed by the Direct Committing Party by written notice to the Indirect Committing Party, which date shall be no earlier than December 11, 2020, into an account designated by the Direct Committing Party solely to hold the funds of the Indirect Committing Party and the funds of any other co-investor for the purpose set forth in Section 1(a). If the Closing is not consummated prior to the Outside Date, the Indirect Committing Party’s funded Indirect Contribution Amount will be promptly returned to it; provided, however, that in the event that (a) the Merger Agreement has been terminated and (b) the Direct Committing Party has reasonably determined that he is or may be obligated to pay all or any portion of the Guaranteed Obligations, the Direct Committing Party shall be entitled to retain an amount up to the Damages Contribution Amount to pay any Guaranteed Obligations (as contemplated by Section 1(b)). Upon a determination by the Direct Committing Party that he will not be obligated to pay any (or any further) Guaranteed Obligations or the termination of the Limited Guarantee, the Direct Committing Party shall cause to be returned to the Indirect Committing Party an amount equal to the Damages Contribution Amount (less any amounts paid in respect of any Guaranteed Obligations (as contemplated by Section 1(b)).

4. Reduction of Indirect Contribution Amount. The Direct Committing Party has the right to reduce the Indirect Contribution Amount in accordance with the Investors’ Agreement if the total equity required to consummate the Transactions is reduced; provided that any such reduction will be made pro rata based on the size of the Indirect Contribution Amount as compared to the total equity required to consummate the Transactions prior to such reduction. In such event, the Direct Committing Party shall (a) notify the Indirect Committing Party of the amount by which the Indirect Contribution Amount has been reduced (with such reduced amount constituting the “Indirect Contribution Amount” for all purposes hereunder) and (b) if the Indirect Committing Party has previously funded the entire Indirect Contribution Amount into an account designated by the Direct Committing Party, cause the difference between the original Indirect Contribution Amount and the reduced Indirect Contribution Amount to be promptly returned to the Indirect Committing Party. Notwithstanding the foregoing, any reduction in the total equity required to consummate the Transactions that occurs as a result of a Rollover will be treated in accordance with Section 1(a) hereof and will not be shared pro rata under the Investors’ Agreement or otherwise.

5. Enforceability; Specific Performance. This letter agreement shall be binding on the Indirect Committing Party for the benefit of the Direct Committing Party and nothing set forth in this letter agreement shall (or shall be construed to) confer upon or give to any Person other than the Direct Committing Party any benefits, rights or remedies under or by reason of, or any rights to enforce, the obligations of the Indirect Committing Party hereunder or any provision of this letter agreement. The Indirect Committing Party hereby agrees that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed by him in accordance with the terms hereof or were otherwise breached and that the Direct Committing Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, including causing the Indirect Committing Party to make the payments described in Section 1, in addition to any other remedy at law or equity. The Indirect Committing Party agrees that he will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that an adequate remedy at law is available or that any award of specific performance is not an appropriate remedy for any reason at law or in equity, and the Direct Committing Party shall not be required to provide any bond or other security in connection with any such injunction.

6. Representations and Warranties. The Indirect Committing Party represents and warrants to the Direct Committing Party that:

(a) he has the legal capacity and authority to execute, deliver and perform this letter agreement;

(b) this letter agreement has been duly and validly executed and delivered by him and constitutes a valid and legally binding obligation of him, enforceable against him in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar requirement of law now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies;

(c) the execution, delivery and performance by him pursuant to this letter agreement do not and will not (i) violate any applicable Law binding on him or his assets, or (ii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which he is a party;

(d) he has (i) and will have on the date on which he will be obligated to fund the entire Indirect Contribution Amount, the financial capacity to pay and perform his obligations under this letter agreement and all funds sufficient to fund the Indirect Contribution Amount or the Damages Contribution Amount, in each case, if, as, and when payable, and (ii) the ability to commit to fund the Indirect Contribution Amount and the Damages Contribution Amount; and

(e) as of the date hereof, (i) except for 28,695 Shares owned beneficially, neither he nor his Affiliates, directly or indirectly, own any equity interests of the Company or its subsidiaries and (ii) other than securities listed on a national securities exchange that comprise less than five percent of the issued and outstanding class of such securities, neither he nor his Affiliates owns a material interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the Company’s principal products, services or lines of business.

7. Independent Investigation. The Indirect Committing Party represents, warrants, acknowledges and agrees that he is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as he has deemed necessary in connection with the execution, delivery and performance of this letter agreement. The Indirect Committing Party acknowledges that the Indirect Committing Party is relying on its own investigation and analysis in entering into this letter agreement and the transactions contemplated hereby, including payment of the Indirect Contribution Amount and the Damages Contribution Amount, and has consulted its own legal, tax, financial and accounting advisors to determine the merits and risks thereof. The Indirect Committing Party may not rely, and has not relied, on any due diligence investigation that the Direct Committing Party or any of its advisors may have conducted with respect to the Company, any of its subsidiaries or affiliates, or on any oral or written materials prepared or presented by the Direct Committing Party or any of its advisors (collectively, the

“Information”), including any projections, forecasts or return on investment illustrations prepared by the Direct Committing Party or any of its advisors. With respect to any projection or forecast or return on investment illustrations delivered by or on behalf of the Company, Parent, the Direct Committing Party or any of their advisors to the Indirect Committing Party, the Indirect Committing Party acknowledges that any projection or forecast-or return on investment illustrations have been prepared for illustrative purposes only and actual results may vary from the anticipated results and such variations may be material. The Indirect Committing Party acknowledges that none of the Company, Parent or the Direct Committing Party, nor any of their respective officers, directors, employees, affiliates or advisor (a) makes any representation or warranty as to the Information (including to it being all-inclusive or to contain all information that may be desirable or required in order to properly evaluate (i) the obligations with respect to the Indirect Contribution Amount or (ii) the transactions contemplated hereby) or (b) will have any liability with respect to any use or reliance upon any of the Information.

8. Amendment and Waiver; Entire Agreement. No amendment or waiver of any provision of this letter agreement will be valid and binding unless it is in writing and signed by each party executing this letter agreement, in the case of amendment hereto, or by against whom the waiver is to be effective, in the case of a waiver. Any waiver or failure to insist on strict compliance with any term or provision of this letter agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. Any purported amendment by any party or parties effected in a manner which does not comply with this Section 8 shall be void. This letter agreement and the documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, relating to such subject matter in any way.

9. Assignment. This letter agreement, the party’s rights and obligations hereunder, shall not be assignable to any other Person without the prior written consent of each party executing this letter agreement, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Indirect Committing Party may assign its commitments hereunder to an Affiliate who remains an Affiliate; provided, however, that notwithstanding any such assignment, the Indirect Committing Party shall remain primarily liable to perform all of its obligations hereunder in accordance with the terms and conditions hereof.

10. Governing Law and Jurisdiction.

(a) This letter agreement and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement and/or as an inducement to enter into this letter agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to conflict-of-laws principles of Delaware or any other jurisdiction that might require the application of the Laws of any other jurisdiction.

(b) The parties hereby irrevocably submit to the exclusive jurisdiction of the State of Delaware over all claims, disputes or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action, whether in contract or tort or otherwise, based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement or as an inducement to enter into this letter agreement) and each party hereby irrevocably agrees that all suits, claims, actions and proceedings in respect of any such claim, dispute or cause of action, or any suit, action or proceeding related thereto (whether in contract or tort or otherwise) shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

12. Termination. This letter agreement, including the obligations of the Indirect Committing Party hereunder, will terminate automatically and immediately upon the termination of both of the Equity Commitment Letter and the Limited Guarantee in accordance with their respective terms.

13. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, each party hereto, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no Person other than the Indirect Committing Party shall have any obligation hereunder and that, notwithstanding that the Indirect Committing Party is a natural person, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future agent, representative, affiliate or assignee of the Indirect Committing Party (except the Indirect Committing Party) or any former, current or future director, officer, employee, agent, representative, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, but excluding the Indirect Committing Party, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any suit, claim, action or proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the Indirect Committing Party under this letter agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect or, or by reason of such obligation or their creation.

14. Severability. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15. Acknowledgement. Each Committing Party acknowledges and agrees that nothing in this letter agreement shall create a fiduciary duty of any Committing Party or any of their respective Affiliates to any other Committing Party or any of their respective equity holders or Affiliates.

16. Interpretation. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this letter agreement as an entirety and not solely to the particular portion of this letter agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; and (d) the word “including” or any variation thereof shall mean including, without limitation.

17. Counterparts. This letter agreement may be executed (including via email as a portable document format (.pdf)) in any number of counterparts, each of which will be deemed an original instrument, but all of which together will constitute one and the same instrument. This letter agreement will become effective when executed by each party hereto.

[Signature page follows]

Please do not hesitate to contact me if you would like to discuss our commitment to this transaction.

Sincerely,

NATHANIEL S. TURNER V

By:	/s/ Nathaniel S. Turner V
Name: Nathaniel S. Turner V

[Signature Page to Back-to-Back Commitment Letter]

Agreed to and accepted:

CPV INVESTMENTS VI, LLC

By:	/s/ Andrew B. Cohen
Name: Andrew B. Cohen
Title: Authorized Signatory

[Signature Page to Back-to-Back Commitment Letter]